DRAFT

As filed with the Securities and Exchange Commission on November 15, 1995.

                                                 Registration No. 33-___
================================================================================



                       Securities and Exchange Commission
                             Washington, D.C. 20549
                          -----------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                               OLSTEN CORPORATION
             (Exact name of registrant as specified in its charter)
                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)
                                   13-2610512
                                (I.R.S. Employer
                             Identification Number)

                          -----------------------------

                              175 Broad Hollow Road
                            Melville, New York 11747
                                 (516) 844-7800
   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                           William P. Costantini, Esq.
                    Senior Vice President and General Counsel
                              175 Broad Hollow Road
                            Melville, New York 11747
                                 (516) 844-7250
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          -----------------------------

                                   Copies to:
                           Marjorie Sybul Adams, Esq.
                             Gordon Altman Butowsky
                              Weitzen Shalov & Wein
                              114 West 47th Street
                            New York, New York 10036
                                 (212) 626-0861

                           --------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                          -----------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.|_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                           --------------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================================
Title of Each Class of       Amount to be    Proposed Maximum             Proposed Maximum
Securities to be Registered  Registered      Offering Price Per Unit (1)  Aggregate Offering Price (1)  Amount of Registration Fee
==================================================================================================================================
Common Stock, $.10 par value 847,015         $39.3125                      $33,298,277                   $6,659.66
==================================================================================================================================


(1) Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, these amounts are used solely for the purpose of calculating the registration fee. Such amounts are based on the average of the high and low per share prices for the Registrant's Common Stock on the New York Stock Exchange on
     November 13, 1995 (i.e., $39.3125).


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting
pursuant       to      said       Section       8(a),       may       determine.
================================================================================

                               OLSTEN CORPORATION
                             ----------------------

            847,015 Shares of Common Stock - Par Value $.10 per share
                             ----------------------


     This prospectus relates to the distribution of up to 847,015 shares (the "Subject Shares") of Common Stock, par value $.10 (the "Common Stock"), of Olsten Corporation, a Delaware corporation (the "Company") which may be offered and sold from time to time by, and for the account of, certain stockholders of the Company named herein (the "Selling Stockholders"). Of the Subject Shares (i) 822,514 shares are shares of Common Stock issuable upon the conversion of shares of the Company's Class B Common Stock, par value $.10 per share ("Class B Stock"), issued to the Selling Stockholders in exchange for (a) shares of Common Stock, par value $.01 per share ("IMI Common Stock"), (b) shares of Preferred Stock, par value $.01 per share ("IMI Preferred Stock") and (c) shares of Class B Preferred Stock, par value $.01 per share ("IMI Class B Preferred Stock"), of IMI Systems, Inc. ("IMI") in the merger of IMI with a subsidiary of the Company (the "Merger") and (ii) 24,501 shares are shares of Common Stock issuable upon conversion of Class B Stock issued to two of the Selling Stockholders in exchange for warrants previously exercisable for shares of IMI Common Stock. See "Selling Stockholders." The Company will not receive any proceeds from the sale of the Subject Shares.

     The Company's Common Stock (including the Subject Shares) is listed on the New York Stock Exchange (the "NYSE") under the symbol "OLS." On November 14, 1995 the last reported sale price of the Company's Common Stock on the NYSE was $ 39.625 per share.

     The Subject Shares are considered "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus has been prepared for the purpose of registering the Subject Shares under the Securities Act to allow future sales by the Selling Stockholders to the public without restriction.

     The Subject Shares are offered subject to prior sale, when, as and if delivered by the Selling Stockholders.

     The terms of the distribution covered by this Prospectus will be fixed at the time of sale. See "Plan of Distribution."

                       ----------------------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                       ----------------------------------


                The date of this Prospectus is November 15, 1995.

================================================================================
                                     Underwriting        Proceeds to
                      Price          Discounts and       Selling
                        to           Commissions         Stockholders
                     Public (1)      (2)(3)              (1)(4)
-------------------------------------------------------------------------------
Per Share. . .  $ 39.3125         $ 1.18             $ 38.1325
Total. . . . .  $ 33,298,277      $ 998,948          $ 32,299,329
================================================================================



(1) These amounts are estimated pursuant to Rule 457 of the Securities Act. Such amounts are based upon the average of the high and low per share prices for the Company's Common Stock on the NYSE on November 13, 1995. (i.e., $ 39.3125).

(2) Estimated based upon an approximate three percent (3%) average commission charged for market sales. Commissions will vary depending upon the size of the transaction and the brokers or dealers effecting the sales.

(3) Commissions may also be payable by purchasers of the Subject Shares to their brokers or others from whom they purchase the Subject Shares.

(4) The Company will receive none of the proceeds realized from the Subject Shares sold hereunder by the Selling Stockholders. All expenses incident to the registration of the Subject Shares under the Securities Act are being borne by the Company. Such expenses are estimated to be approximately $ 27,159.66. Commissions or discounts paid by the Selling Stockholders in connection with the sale of the Subject Shares will be determined through negotiations between each Selling Stockholder and the brokers or dealers to or through which the Subject Shares are to be sold and may vary depending upon, among other things, the size of the transaction and the brokers or dealers effecting the sales.

     No person has been authorized to give any information or to make any representations other than those contained in, or incorporated by reference into, this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any one or more of the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since any of the dates specifically mentioned herein or the date hereof or that the information herein is correct as of any time subsequent to its date.

                              --------------------

     The Subject Shares offered hereby have not been registered for sale under the securities laws of any state or other jurisdiction of the United States nor has the securities commission of any such state or other jurisdiction passed upon the adequacy or accuracy of this Prospectus. Brokers or dealers effecting transactions in the Subject Shares should confirm the registration of the Subject Shares under the securities laws of the state or other jurisdiction of the United States in which such transactions occur or the existence of any exemption from such registration, or should cause such registration in connection with any offer or sale of the Subject Shares.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington,
D.C.  20549,   and  at  the  following   regional  offices  of  the  Commission:
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. The Company's Common Stock is listed on the NYSE. Reports and other information concerning the Company can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement under the Securities Act on Form S-3 (together with any amendments thereto, the "Registration Statement") with respect to the Subject Shares. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and the Subject Shares, reference is hereby made to the Registration Statement, including the exhibits and schedules filed as a part thereof and otherwise incorporated therein. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Copies of the Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the Commission or obtained at prescribed rates from the Public Reference Section of the Commission at the address set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus and made a part hereof:

               (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 1, 1995, as amended;

               (b) All other reports filed by the Company with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above; and

               (c) The description of the Company's Class B Stock and Common Stock contained in the Company's Registration Statement on Form 8-A dated December 5, 1994 (which incorporates by reference the section entitled "Description of Capital Stock" contained in the Company's Registration Statement on Form S-3 filed on July 6, 1994).

     All reports and other documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall hereby be deemed to be incorporated in and to be a part of this Prospectus by reference from the date of filing of such documents. Any statement contained herein or in a document or information report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that have been or may be incorporated by reference into this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Olsten Corporation, 175 Broad Hollow Road, Melville, New York 11747, Attention: Laurin
L. Laderoute, Jr., Vice President and Secretary, (516) 844-7260.

                                   THE COMPANY

     The Company is a leading provider of assignment employees for business, industry and government; services for the design, development and maintenance of information systems; caregivers for home health care and institutions; and management services for hospital-based home health agencies. These services are provided through approximately 1,200 owned, licensed and franchised offices in fifty states, the District of Columbia, Puerto Rico, Canada, Great Britain, Norway, Denmark, Argentina and Mexico.

     The Company's principal executive offices are at 175 Broad Hollow Road, Melville, New York 11747 and its telephone number is (516) 844-7800. As used in this Prospectus, except when the context otherwise requires, the "Company" means Olsten Corporation and its consolidated subsidiaries.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Subject Shares.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information, as of November 15, 1995, with respect to the Selling Stockholders:

                                  Common Stock

                                                               Percent of Class
                                                               Beneficially
                                                               Owned After
                                                               Offering If One
                Beneficial Own-  Maximum      Beneficial Own-  Percent or More
                ership Before    Offered      ership After     of the
Name            Offering(1)(2)   Hereby(2)(3) Offering (1)(4)  Class (1)(4)
----            ---------------- ------------ ---------------  ------------


Banc Boston          22,249        22,249            0               --
Capital, Inc.

John P. Berdolt       6,675         6,675            0               --

Irving                6,007         6,007            0               --
Chernofsky

Julie A. Daniels      3,337         3,337            0               --

Werner A              1,201         1,201            0               --
Diekmann

Vincent               6,675         6,675            0               --
DeSimone(5)

Corrie J              2,670         2,670            0               --
Duffy(6)

Teobaldo L            1,335         1,335            0               --
Fernandez

Jacquline             1,513         1,513            0               --
Forman, as
custodian for
Kara Forman

Jacquline             1,513         1,513            0               --
Forman, as
custodian for
Robert Forman
III

Robert S            365,135       365,135            0               --
Forman(7)

Robert S             32,040        32,040            0               --
Forman, as
executor of the
estate of Ronald
Hester

Suzana M. Galla       8,143         8,143            0               --

General Atlantic    287,260       287,260            0               --
Investments
Limited

Marvin H.             4,138         4,138            0               --
Goldberg(6)

Vernon Grant          4,405         4,405            0               --

Charles                  26            26            0               --
Hayward(5)

William F. Heney        267           267            0               --

Martin P.             2,136         2,136            0               --
Kennedy

Thomas Krausz(8)     42,319        42,319            0               --

Ruby Kuritsky         4,005         4,005            0               --

Grant Lemyre(6)       6,675         6,675            0               --

Lewis G. Lyons        1,068         1,068            0               --

Walter L.            10,012        10,012            0               --
Olsen(5)

Nallur S. Prasad        186           186            0               --

Lawrence Russell     10,346        10,346            0               --

Richard               8,944         8,944            0               --
Schasberger(9)

Carlton P.            4,672         4,672            0               --
Schowe(6)

Lisa Urban               53            53            0               --

Karen Carley          2,002         2,002            0               --
Walker

    (1) A person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security, or if, under certain circumstances, a person has the right to acquire either voting power or investment power over such security through, among other things, the exercise of an option. More than one person may be deemed to be a beneficial owner of the same security, and a person may be deemed to be a beneficial owner of a security as to which he has no voting power or investment power.

    (2) The Subject Shares include (i) 822,514 shares of Common Stock issuable upon the conversion of shares of the Company's Class B Stock issued to the Selling Stockholders in the Merger in exchange for shares of IMI Common Stock, IMI Preferred Stock and IMI Class B Preferred Stock and (ii) 24,501 shares of Common Stock issuable upon conversion of Class B Stock issued to Mr. Forman and General Atlantic Investments Limited in the Merger in exchange for warrants previously exercisable for shares of IMI Common Stock.

    (3) This statement of Maximum Offered Hereby does not constitute a commitment to sell the number of shares of Common Stock listed. The number of shares of Common Stock offered shall be determined from time to time by each Selling Stockholder in his or her sole discretion.

    (4) Assumes that the Maximum Offered Hereby is sold by each of the Selling Stockholders.

    (5) Mr. DeSimone, Mr. Hayward and Mr. Olsen are former directors of IMI.

    (6) Mr. Duffy, Mr. Goldberg, Mr. Lemyre and Mr. Schowe are former officers of IMI.

    (7) Mr. Forman is the Chief Executive Officer, President and a director of IMI.

    (8) Mr. Krausz is Vice President-Administration and the Secretary of IMI.

    (9) Mr. Schasberger is Vice President-Marketing of IMI.


                              PLAN OF DISTRIBUTION

     The distribution of the Subject Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may include block transactions) on the NYSE, in fixed price offerings off of the floor of the NYSE, in special offerings and exchange distributions, each in accordance with the rules of the NYSE, in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Subject Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and others. No sales effected through broker-dealers shall include the payment of underwriting discounts, concessions or commissions which exceed compensation levels customarily paid for such services.

     The Selling Stockholders are not restricted as to the price or prices at which they may sell their Subject Shares. Sales of such shares at less than the market price may lower the market price of the Company's Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that if a significant number of shares are sold sold at the same time, this might also lower the market price of the Company's Common Stock.

     The Selling Stockholders and brokers or dealers who participate in the sale or distribution of the Subject Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the Subject Shares by them acting as principal and any discounts, commissions, or concessions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act. No payment of any underwriting commissions or discounts in connection with any sales of the Subject Shares is expected, other than customary brokerage commissions.

     The Company is paying the expenses incident to the registration of the Subject Shares under the Securities Act. The Company presently intends to keep the Registration Statement covering the Subject Shares current for a period of two years after the date of effectiveness of the Registration Statement but reserves the right not to do so at any time after such date. In any event, however, the Company does not presently intend to keep the Registration Statement current beyond any date on which either (i) all of the Subject Shares have been sold or (ii) the Selling Stockholders have agreed to terminate the offering contemplated hereby. The Subject Shares are fully paid and non-assessable and are being sold by the Selling Stockholders acting as principals for their own account. The Company will not receive any proceeds from the sale of the Subject Shares.

                                MATERIAL CHANGES

     On August 2, 1995, the Company acquired IMI Systems, Inc. ("IMI"), an information technology services company. As a result of the merger, the Company issued approximately 850,000 shares of its Class B Common Stock in exchange for all of the outstanding capital stock and warrants of IMI based upon a conversion ratio of .267 shares of Class B Common Stock for each share of IMI capital stock. Subsequently, substantially all of the Class B Common Stock issued in the merger was converted into Olsten Common Stock. The transaction was accounted for as a pooling of interests. IMI provides software design and development, software applications maintenance, computer systems project management and information technology related management consulting services in North America and Great Britain.

     On August 2, 1995, the Company acquired Toronto-based P.J. Ward Associates, Ltd., which provides information technology staffing services including team development, strategic and operational planning, project management assistance, human resources staffing and permanent placement services.

     On September 29, 1995, the Company acquired substantially all of the assets of the Nurses House Call Division ("NHC") of Hooper Holmes, Inc. ("Hooper") and simultaneously sold to Hooper all of the issued and outstanding stock of American Service Bureau, Inc. ("ASB"), the Company's mobile diagnostic, paramedical and occupational health services subsidiary. The total consideration, including the ASB stock, was approximately $73 million. NHC provides home health care, including skilled nursing, home health aides, rehabilitation services, infusion therapy and institutional staffing.

                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                      (In thousands, except share amounts)


The following unaudited Pro Forma Consolidated Statements of Income for the year ended January 1, 1995 and for the nine months ended October 1, 1995 consolidate the historical statements of income of the Company, and the acquisitions summarized in Note 2 as if the acquisitions closed on January 3, 1994. Historical results of the Company have been previously restated to combine the operations of Olsten and IMI Systems, Inc., pursuant to the acquisition on August 2, 1995, which was accounted for as a pooling of interests. The Pro Forma Consolidated Statements of Income should be read in conjunction with the historical financial statements and related notes thereto of the Company that have been audited and which are incorporated by reference herein. In the opinion of management, all adjustments necessary to reflect the acquisitions have been made. The Pro Forma Consolidated Statements of Income are not necessarily indicative of what the actual financial results would have been had the transactions occurred at the date indicated and do not purport to indicate the financial results of future periods.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      (In thousands, except share amounts)

                           Year Ended January 1, 1995


                               Olsten                                Pro Forma
                              Historical Acquisitions* Adjustments Consolidated
                              ---------- ------------- ----------- ------------
                                     (1)           (2)

Service sales, franchise
 fees, management fees
 and other income...........  $2,307,667    $154,831         --      $2,462,498

Cost of services sold.......   1,622,060     141,948         --       1,764,008
                               ---------     -------         --       ---------

 Gross profit...............     685,607      12,883         --         698,490

Selling, general and
 administrative expenses....     557,005       7,683   ($3,000)(3)      562,222
                                                           534 (4)

Interest expense, net.......       5,697         165     3,545 (5)        9,407
                                   -----         ---     -----            -----

 Income before income taxes.     122,905       5,035    (1,079)         126,861

Income taxes................      51,663       1,815      (453)(6)       53,025
                                  ------       -----      -----          ------

 Net income from operations
  before minority interest..      71,242       3,220      (626)          73,836

Minority interest...........         --        1,247         --           1,247
                                     --        -----         --           -----

Net income..................     $71,242      $1,973     ($626)         $72,589
                                 =======      ======     ======         =======

Per share (primary):

 Net income.................       $1.66                                  $1.69
                                   =====                                  =====

 Average shares.............      42,911                                 42,911

Per share (fully diluted):

 Net income.................       $1.61                                  $1.64
                                   =====                                  =====

 Average shares.............      46,715                                 46,715
---------------------------------------------
* Net of operating results of ASB

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      (In thousands, except share amounts)

                        Nine Months Ended October 1, 1995




                               Olsten                                Pro Forma
                              Historical Acquisitions* Adjustments Consolidated
                              ---------- ------------- ----------- ------------
                                     (1)           (2)

Service sales, franchise
 fees, management fees
 and other income........... $1,855,466      $91,976         --      $1,947,442

Cost of services sold.......  1,294,420       90,180         --       1,384,600
                              ---------       ------         --       ---------

 Gross profit...............    561,046        1,796         --         562,842

Selling, general and

 administrative expenses....    446,869        2,583   ($4,500)(3)      445,033
                                                            81 (4)

Interest expense, net.......      3,003           29     2,055 (5)        5,087
                                  -----           --     -----            -----

 Income before income taxes.    111,174         (816)    2,364          112,722

Income taxes................     46,161         (427)      981 (6)       46,715
                                 ------         -----      ---           ------

 Net income from operations
  before minority interest..     65,013         (389)    1,383           66,007

Minority interest...........        745          410         --           1,155
                                    ---          ---         --           -----

 Net income.................    $64,268        ($799)   $1,383          $64,852
                                =======        ======    ======         =======

Per share (primary):

 Net income.................      $1.48                                   $1.50
                                  =====                                   =====

 Average shares.............     43,336                                  43,336

Per share (fully diluted):

 Net income.................      $1.42                                   $1.43
                                  =====                                   =====

 Average shares.............     47,076                                  47,076
---------------------------------------------
* Net of operating results of ASB

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME


(1) The historical amounts for the nine month period ended October 1, 1995 include the results of operations of the acquired businesses from their respective dates of acquisition.

(2) The following acquisitions have been accounted for under the purchase method of accounting:

                   In March 1995, the Company acquired a 50.1 percent interest in Norsk Personal A.S. for $24.8 million in cash. Norsk Personal is Norway's second-largest staffing services company.

                   In June 1995, the Company completed the acquisition of Americare for $7.7 million in cash, which provides home nursing, home infusion therapy and home medical equipment.

                   In August 1995, the Company  purchased P.J. Ward  Associates,
                   Ltd.,  a   Toronto-based   leader  in  Canadian   information
                   technology services for $3.7 million in cash.

                   In September 1995, the Company acquired a 65 percent interest in Ready Office, S.A., Argentina's oldest and largest independent staffing services company for $2.7 million in cash.

                   In September 1995, the Company completed a single transaction involving the purchase of Nurse's House Call, the home health care business of Hooper Holmes, Inc., for $72.6 million and the sale of the stock of its wholly-owned subsidiary, ASB, which provides mobile diagnostic, paramedical and occupational health services, for $40.6 million. The difference in value was settled for $32 million in cash.

(3) Elimination of certain corporate overhead expenses previously allocated to Nurse's House Call, which will not have a continuing impact on the consolidated entity.

(4) Represents amortization of excess purchase price of $53.3 million over net book value of assets acquired, which is being amortized over a 40 year life, on a straight-line basis.

(5) Represents the elimination of interest income associated with the $70.9 million cash used to finance the acquisitions.

(6) Adjustment to income taxes based on income before income taxes using the applicable income tax rate.

                                  LEGAL MATTERS

     The validity of the Subject Shares and certain other legal matters have been passed upon by Gordon Altman Butowsky Weitzen Shalov & Wein, New York, New York. Andrew N. Heine, a Director of the Company, is of counsel to Gordon Altman Butowsky Weitzen Shalov & Wein.

                                     EXPERTS

     The consolidated balance sheets as of January 1, 1995 and January 2, 1994 and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended January 1, 1995, included in the Company's Annual Report on Form 10-K incorporated by reference in this Prospectus, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.           Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses expected to be incurred in connection with offering described in this Registration Statement. All amounts shown are estimates except for the Commission registration fee.

                   Item
Amount

               Securities and Exchange Commission
                    registration fee . . . . . . . $   6,659.66
               Legal fees and expenses . . . . . .    10,000.00
               Accounting fees and expenses. . . .    10,000.00
               Miscellaneous . . . . . . . . . . .       500.00
                   Total . . . . . . . . . . . . . $  27,159.66



All of the above expenses are being borne by the Company.

Item 15.       Indemnification of Directors and Officers

     Article Ninth of the Registrant's Restated Certificate of Incorporation provides for indemnification of Directors of the Registrant as follows:

               NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
        (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
        Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article NINTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

               Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

     As  authorized  by Section 145 of the  Delaware  General  Corporation  Law,
Article V of the Registrant's By-Laws provides as follows:

               Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding was authorized by the Board.

               Section 2. Right to Advancement of Expenses. This right to indemnification conferred to in Section I of this Article V shall include the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an

        "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise.

               Section   3.   Non-Exclusivity   of   Rights.   The   rights   to
        indemnification  and to the  advancement  of expenses  conferred in this
        Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Restated Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

               Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

               Section 5. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or, if serving at the request of the Corporation, as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     In addition, the Registrant maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by the directors and officers of the Registrant in connection with the performance of their duties.

Item 16.  Exhibits

        Exhibit No.                 Description of Exhibit


         4.1 Restated Certificate of Incorporation of Registrant, as amended, filed as Exhibit 4.1 to Registrant's Registration Statement on Form S-8 (File No. 33-61761) dated August 11, 1995, and incorporated herein by reference.

         4.2 By-Laws of Registrant, filed as Exhibit 3(b) to Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1994, and incorporated herein by reference.

         4.3 Indenture dated as of March 15, 1993 between Registrant and Bankers Trust Company, as Trustee, relating to Registrant's 4-7/8% Convertible Subordinated Debentures due 2003, filed as Exhibit 4 to Registrant's Quarterly Report on Form 10-Q for the Quarter ended April 14, 1993, and incorporated herein by reference.

         5.1                 Opinion of Gordon Altman Butowsky Weitzen Shalov
                             & Wein.

        23.1 Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Exhibit 5.1).

        23.2                 Consent of Coopers & Lybrand L.L.P.

        24.1                 Power of Attorney (included on signature page).
-------------


Item 17.       Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Melville, State of New York, on November 15, 1995.

                                    OLSTEN CORPORATION

                                    By: /s/  Frank N. Liguori
                                        ------------------------------------
                                        Frank N. Liguori,
                                        Chairman and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank N. Liguori, William P. Costantini and Laurin L. Laderoute, Jr. and each and any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.




           Name                         Title                  Date


                            Chairman and Chief Executive     November 15, 1995
  /s/ Frank N. Liguori      Officer and Director (Principal
      Frank N. Liguori      Executive Officer)


                            Senior Vice President-Finance    November 15, 1995
  /s/ Anthony J. Puglisi    (Principal Financial and
      Anthony J. Puglisi    Accounting Officer)


  /s/ Stuart Olsten                         Director         November 15, 1995
      Stuart Olsten


  /s/ Andrew N. Heine                       Director         November 15, 1995
      Andrew N. Heine


  /s/ Stuart R. Levine                      Director         November 15, 1995
     Stuart R. Levine

  /s/ John M. May                           Director         November 15, 1995
      John M. May


  /s/ Miriam Olsten                         Director         November 15, 1995
      Miriam Olsten


  /s/ Richard A. Sharoff                    Director         November 15, 1995
      Richard A. Sharoff


  /s/ Raymond S. Troubh                     Director         November 15, 1995
      Raymond S. Troubh


  /s/ Josh S. Weston                        Director         November 15, 1995
      Josh S. Weston

                                  Exhibit Index


        Exhibit No.                       Exhibit

        4.1 Restated Certificate of Incorporation of Registrant, as amended, filed as Exhibit 4.1 to Registrant's Registration Statement on Form S-8 (File No. 33-61761) dated August 11, 1995, and incorporated herein by reference.

        4.2 By-Laws of Registrant, filed as Exhibit 3(b) to Registrant's Annual Report on Form 10-K for the fiscal year ended January 2, 1994, are incorporated herein by reference.

        4.3 Indenture dated as of March 15, 1993 between Registrant and Bankers Trust Company, as Trustee, relating to Registrant's 4 7/8% Convertible Subordinated Debentures due 2003, filed as Exhibit 4 to Registrant's Quarterly Report on Form 10-Q for the quarter ended April 4, 1993, is incorporated herein by reference.

        5.1                  Opinion of Gordon Altman Butowsky Weitzen Shalov
                             & Wein.

       23.1 Consent of Gordon Altman Butowsky Weitzen Shalov & Wein (included in Exhibit 5.1).

       23.2                  Consent of Coopers & Lybrand L.L.P.

       24.1                  Power of Attorney (included on signature page).

                                    EXHIBITS

                                       TO

                             REGISTRATION STATEMENT

                                   ON FORM S-3

                                       OF

                               OLSTEN CORPORATION